July 2022

Pricing Supplement No. W-38

Registration Statement Nos. 333-250103; 333-250103-01

Dated July 21, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

3,400 Call Warrants Due July 18, 2024 Based on the Value of an Equally Weighted Basket of Four Stocks

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Warrants

The call warrants (the “warrants”) are European-style cash-settled call warrants issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley. The warrants provide the opportunity to gain exposure to positive performance of an equally weighted basket of four stocks, as follows: if the final basket level is greater than the initial basket level, the warrants will be automatically exercised on the expiration date, and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the basket percent change, subject to the maximum cash settlement amount. However, if the final basket level is less than or equal to the initial basket level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the level of the basket does not increase, you will lose your entire investment in the warrants. In addition, even if the level of the basket has increased, if the final basket level is not sufficiently greater than the initial basket level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final basket level must be greater than the initial basket level by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns when the warrants are automatically exercised on the expiration date, subject to the maximum cash settlement amount. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants are issued as part of MSFL’s Series A Global Warrants program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These warrants are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component level	Multiplier
	Common stock of APA Corporation	APA	25%	$31.58	0.791640279
	Common stock of Comstock Resources, Inc.	CRK	25%	$12.09	2.067824648
	Common stock of Chord Energy Corporation	CHRD	25%	$107.49	0.232579775
	Common stock of Murphy Oil Corporation	MUR	25%	$27.00	0.925925926
Aggregate premium amount:	$878,050
Premium amount and original issue price:	$258.25 per warrant
Notional amount:	$1,000 per warrant
Pricing date:	July 21, 2022
Original issue date:	July 26, 2022 (3 business days after the pricing date)
Expiration date:	July 15, 2024, subject to adjustment for non-trading days and certain market disruption events
Cash settlement date:	July 18, 2024
Exercise of warrants; cash settlement amount:

The warrants will either be automatically exercised or will expire worthless on the expiration date, as follows:

•     if the final basket level is greater than the initial basket level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay with respect to the $258.25 premium amount of each warrant an amount in cash equal to the product of (x) the notional amount and (y) the basket percent change.

In no event will the cash settlement amount exceed the maximum cash settlement amount.

Even if the basket percent change is positive, if the basket percent change is less than the warrant premium percentage, you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

•     if the final basket level is less than or equal to the initial basket level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants are highly risky, and there is no minimum payment on the warrants. Accordingly, you will lose all of your initial investment in the warrants if the final basket level is less than or equal to the initial basket level on the expiration date.

Basket percent change:	(final basket level – initial basket level) / initial basket level
Maximum cash settlement amount:	$850 per warrant
Initial basket level:	100, which is equal to the sum of the products of the initial basket component level of each of the basket components, as set forth under “Basket—Initial basket component level” above, and the applicable multiplier for each of the basket components.
Final basket level:	The sum of the products of (i) the basket component closing level of each of the basket components and (ii) the applicable multiplier for such basket component on the expiration date.
Basket component closing level:	In the case of each basket component, the closing price of such basket component times the adjustment factor for such basket component, each as determined on the relevant date.
Multiplier:	The multiplier for each basket component was set based on each basket component’s respective initial basket component level so that each basket component represents its applicable basket component weighting in the predetermined initial basket level. Each multiplier will remain constant for the term of the warrants. See “Basket—Multiplier” above.
Adjustment factor:	For each basket component, 1.0, subject to adjustment in the event of certain events affecting such basket component.
Warrant premium percentage:	25.825%
CUSIP / ISIN:	61774B705 / US61774B7055
Listing:	The warrants will not be listed on any securities exchange.
Agents:	Stifel Nicolaus & Co., which will be primarily responsible for managing the offering of the warrants to its clients/investors, and Morgan Stanley & Co. LLC (“MS & Co.”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$215.20 per $258.25 premium amount of warrants. See “Summary of Pricing Supplement” beginning on PS-2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per warrant	$258.25	$6.25	$252.00
Total	$878,050	$21,250	$856,800
(1)	Stifel Nicolaus & Co. will be primarily responsible for managing the offering of the warrants to its clients/investors pursuant to an agreement with Morgan Stanley & Co. LLC.. See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Warrants—Use of Proceeds and Hedging” beginning on PS-25.

You must have an options-approved brokerage account in order to purchase the warrants and you must be experienced with respect to options and option transactions.

The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the basket percent change is zero or negative, you will lose all of your investment in the warrants. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these warrants, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The warrants are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. You should read the more detailed description of the warrants in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Warrants.”

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020      Prospectus dated November 16, 2020

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the warrants in general terms only. You should read the summary together with the more-detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” below.

The 3,400 Call Warrants Due July 18, 2024 Based on the Value of an Equally Weighted Basket of Four Stocks, which we refer to as the warrants, are European-style cash-settled call warrants. The warrants provide the opportunity to gain exposure to positive performance of an equally weighted basket of four stocks, as follows: if the final basket level is greater than the initial basket level, the warrants will be automatically exercised on the expiration date, and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the basket percent change, subject to the maximum cash settlement amount. However, if the final basket level is less than or equal to the initial basket level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the level of the basket does not increase, you will lose your entire investment in the warrants. In addition, even if the level of the basket has increased, if the final basket level is not sufficiently greater than the initial basket level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final basket level must be greater than the initial basket level by a percentage greater than the warrant premium percentage, which is 25.825%. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns when the warrants are automatically exercised on the expiration date, subject to the maximum cash settlement amount. You will not be able to purchase the warrants unless you have an options-approved brokerage account. All payments are subject to our credit risk.

Each warrant costs $258.25	We are offering the 3,400 Call Warrants Due July 18, 2024 Based on the Value of an Equally Weighted Basket of Four Stocks, which we refer to as the warrants. The premium amount and original issue price of each warrant is $258.25.

The original issue price includes costs associated with issuing, selling, structuring and hedging the warrants, which are borne by you, and, consequently, the estimated value of the warrants on the pricing date is less than $258.25. We estimate that the value of each warrant on the pricing date is $215.20.

Our estimate of the value of the warrants as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

The estimated value of the warrants is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates as well as our creditworthiness.

What is the relationship between the estimated value on the pricing date and the secondary market price of the warrants?

The price at which market participants may purchase the warrants in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account the bid-offer spread that such market participants would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements. There may not be a secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time.
Exercise of the warrants; cash settlement amount	The warrants are European-style cash-settled call warrants. The warrants will be automatically exercised or will expire worthless on the expiration date, as follows:
• if the final basket level is greater than the initial basket level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay for each warrant a cash settlement amount equal to:

notional amount × basket percent change, subject to the maximum cash settlement amount where,

	notional amount	=	$1,000 per warrant

	basket percent change	=	final basket level – initial basket level
initial basket level

	final basket level	=	The sum of the products of (i) the basket component closing level of each of the basket components, and (ii) the applicable multiplier for such basket component on the expiration date
	initial basket level	=

100, which is equal to the sum of the products of the initial basket component levels of each of the basket components, as set forth under “Basket—Initial basket component level” on the cover hereof, and the applicable multiplier for each of the basket components.

	basket component closing level	=	In the case of each basket component, the closing price of such basket component times the adjustment factor for such basket component on the relevant date
	multiplier	=

The multiplier for each basket component was set based on each basket component’s respective initial basket component level so that each basket component represents its applicable basket component weighting in the predetermined initial basket level. Each multiplier will remain constant for the term of the warrants. See “Basket—Multiplier” on the cover hereof.

	maximum cash settlement amount	=	$850 per warrant

• if the final basket level is less than or equal to the initial basket level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky. If the level of the basket does not increase, you will lose your entire investment in the warrants. In addition, if the final basket level is not sufficiently greater than the initial basket level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final basket level must be greater than the initial basket level by a percentage greater than the warrant premium percentage. The warrant premium percentage is 25.825%. There is no minimum payment on the warrants. Accordingly, you could lose your entire initial investment in the warrants.

All payments on the warrants are subject to our credit risk.

Beginning on PS-5, in the section titled “Hypothetical Payouts on the Warrants,” we have provided a table and corresponding examples illustrating the calculation of the cash settlement amount on the warrants at expiration over a range of hypothetical basket percent changes, as determined on the expiration date. The examples do not show every situation that can occur.

You can review the historical closing prices of the basket components in the section of this pricing supplement called “Description of the Warrants—Historical Information” as well as Annex A to this pricing supplement. You cannot predict the future performance of any basket component based on its historical performance.

Investing in the warrants is not equivalent to investing in the basket or any of the basket components.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the warrant agent for the warrants. As calculation agent, MS & Co. will determine the initial basket component levels, the multipliers, the final basket level, the basket percent change and whether to make any adjustments to the adjustment factor for a basket component to reflect certain corporate and other events, and will calculate the payment that you will receive on the cash settlement date, if any.

Where you can find more information on the warrants	The warrants are unsecured warrants issued as part of our Series A global warrants program. You can find a general description of our Series A global warrants program in the accompanying prospectus supplement dated November 16, 2020 and the prospectus dated November 16, 2020.

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the warrants, you should read the “Description of the Warrants” section in this pricing supplement. You should also read about some of the risks involved in investing in the warrants in the section called “Risk Factors.” The tax and accounting treatment of investments in basket-linked warrants such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Warrants—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the warrants.

HYPOTHETICAL PAYOUTS ON THE WARRANTS

The following examples and table illustrate the calculation of the cash settlement amount on the warrants payable on the cash settlement date over a range of hypothetical basket percent changes, as determined on the expiration date. The hypothetical cash settlement amounts set forth below are for illustrative purposes only. The actual cash settlement amount payable on the cash settlement date will be determined based on the performance of the basket, as determined on the expiration date. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

The examples and table are based on the following terms:

Term:	Approximately 2 years
Notional Amount:	$1,000 per warrant
Premium Amount:	$258.25 per warrant
Initial Basket Level:	100
Warrant Premium Percentage:	25.825% per warrant
Exercise of Warrants:	If the final basket level is greater than the initial basket level, the warrants will be automatically exercised on the expiration date and you will receive the cash settlement amount, subject to the maximum cash settlement amount. If the final basket level is equal to or less than the initial basket level, the warrants will expire worthless and the cash settlement amount will be zero.

Example 1: The basket percent change is 40%.

The final basket level is 140 on the expiration date, which is a 40% increase from the initial basket level of 100. Since the final basket level is greater than the initial basket level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Basket Percent Change, subject to the Maximum Cash Settlement Amount

= $1,000 × 40%, subject to the Maximum Cash Settlement Amount

= $400

Therefore, on the cash settlement date, you will receive $400 for each $258.25 warrant (an approximately 54.89% total return).

Example 2: The basket percent change is 100%.

The final basket level is 200 on the expiration date, which is a 100% increase from the initial basket level of 100. Since the final basket level is greater than the initial basket level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Basket Percent Change, subject to the Maximum Cash Settlement Amount

= $1,000 × 100%, subject to the Maximum Cash Settlement Amount

= $850

Because the cash settlement amount cannot exceed the maximum cash settlement amount, on the cash settlement date, you will receive $850 for each $258.25 warrant (an approximately 229.14% total return). This represents the maximum amount payable upon expiration of the warrants.

Example 3: The basket percent change is 25.825%.

The final basket level is 125.825 on the expiration date, which is a 25.825% increase from the initial basket level of 100. Since the final basket level is greater than the initial basket level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Basket Percent Change

= $1,000 × 25.825%

= $258.25

However, because the basket percent change is equal to the warrant premium percentage of 25.825%, which results in a cash settlement amount equal to the premium amount paid per warrant, you will not receive a positive return on your investment. Therefore, on the cash settlement date, you will receive $258.25 for each $258.25 warrant (a 0.00% total return).

Example 4: The basket percent change is 5%.

The final basket level is 105 on the expiration date, which is a 5% increase from the initial basket level of 100. Since the final basket level is greater than the initial basket level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Basket Percent Change

= $1,000 × 5%

= $50

In this example, even though the final basket level is greater than the initial basket level, because the basket percent change is less than the warrant premium percentage of 25.825%, the cash settlement amount does not fully offset the premium amount paid on the warrants and you will lose part of your investment. Therefore, on the cash settlement date, you will receive $50 for each $258.25 warrant (an approximately 80.64% total loss).

Accordingly, if the basket percent change is positive but less than the warrant premium percentage, you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

Example 5: The basket percent change is 0%.

The final basket level is 100 on the expiration date, which is equal to the initial basket level of 100. Since the final basket level is equal to the initial basket level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $258.25 warrant at expiration (a total loss of your initial investment).

Example 6: The basket percent change is -30%.

The final basket level is 70 on the expiration date, a 30% decrease from the initial basket level of 100. Since the final basket level is less than the initial basket level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $258.25 warrant at expiration (a total loss of your initial investment).

Accordingly, if the basket percent change is zero or negative, you will lose all of your initial investment in the warrants.

Cash Settlement Amount on the Expiration Date

Final Basket Level	Basket Percent Change	Cash Settlement Amount	Cash Settlement Amount minus Premium Amount	Total Return on the Warrants
200.000	100.000%	$850.00	$591.75	229.14%
185.000	85.000%	$850.00	$591.75	229.14%
180.000	80.000%	$800.00	$541.75	209.78%
160.000	60.000%	$600.00	$341.75	132.33%
140.000	40.000%	$400.00	$141.75	54.89%
125.825	25.825%	$258.25	$0.00	0.00%
120.000	20.000%	$200.00	-$58.25	-22.56%
110.000	10.000%	$100.00	-$158.25	-61.28%
105.000	5.000%	$50.00	-$208.25	-80.64%
100.000	0.000%	$0.00	-$258.25	-100.00%
95.000	-5.000%	$0.00	-$258.25	-100.00%
90.000	-10.000%	$0.00	-$258.25	-100.00%
80.000	-20.000%	$0.00	-$258.25	-100.00%
60.000	-40.000%	$0.00	-$258.25	-100.00%
40.000	-60.000%	$0.00	-$258.25	-100.00%
20.000	-80.000%	$0.00	-$258.25	-100.00%
0.000	-100.000%	$0.00	-$258.25	-100.00%

RISK FACTORS

The warrants are unsecured contractual obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The warrants do not guarantee the return of any of the invested premium. Investing in the warrants involves a high degree of risk and is not equivalent to investing in the basket components. This section describes the material risks relating to the warrants. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

Risks Relating to an Investment in the Warrants

The warrants are highly risky, and you may lose all of your initial investment in the warrants

The warrants are highly speculative leveraged investments that involve a high degree of risk. If the final basket level is less than or equal to the initial basket level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

There is no minimum payment on the warrants. Accordingly, you may lose all of your initial investment in the warrants.

You may lose some or a significant portion of your initial investment even if the final basket level is greater than the initial basket level	Even if the final basket level is greater than the initial basket level, you will lose some or a significant portion of your initial investment if the basket percent change is less than the warrant premium percentage, which is 25.825%. In order for you to receive a cash settlement amount greater than your initial investment, the final basket level must be greater than the initial basket level by a percentage greater than the warrant premium percentage.

The appreciation potential of the warrants is limited	The appreciation potential of the warrants is limited by the maximum cash settlement amount of $850 per warrant. Because the cash settlement amount will be limited to $850 per warrant, any increase in the level of the basket beyond 185% of the initial basket level will not further increase the return on the warrants.

The warrants will be automatically exercised on the expiration date	The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any beneficial changes in the level of the basket prior to the expiration date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any increase in the level of the basket that occurs after the expiration date.

The warrants are suitable only for investors with options-approved accounts	You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The value of the warrants will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the warrants, including:

• the market price and relative performance of each of the basket components at any time and, in particular, near the expiration date,

• the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket components

• interest and yield rates in the market,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock markets generally and which may affect the final basket level,

• the time remaining until the expiration of the warrants (see “The time remaining to the cash settlement date may adversely affect the market value of the warrants” below),

• the occurrence of certain events affecting a particular basket component that may or may not require an adjustment to the relevant adjustment factor, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the value of the warrants prior to expiration. For example, the value of the warrants will likely decline substantially if the level of the basket is near or below the initial basket level.

You cannot predict the future performance of any basket component based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the warrants.

The time remaining to the cash settlement date may adversely affect the market value of the warrants

A portion of the market value of a warrant at any time depends on the level of the basket at such time relative to the initial basket level. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the cash settlement date and is known as the “time value” of the warrant. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrant is zero.

Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the basket level falls below the initial basket level and the shorter the time remaining until the cash settlement date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the basket and the time remaining to the cash settlement date, among other factors. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are non-standardized options	The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to us for performance of our obligation to pay the cash settlement amount, if any, at expiration. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the basket. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the warrants	You are dependent on our ability to pay all amounts due on the warrants at expiration, and therefore you are subject to our credit risk. If we default on our obligations under the warrants, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the warrants prior to expiration will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the warrants.

As a finance subsidiary, MSFL has no independent	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for

operations and will have no independent assets	distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Investing in the warrants is not equivalent to investing in the basket components	Investing in the warrants is not equivalent to investing in the basket components. Investors in the warrants will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components. As a result, any return on the warrants will not reflect the return you would realize if you actually owned shares of the basket components and received the dividends paid or distributions made on them.

The warrants will not be listed on any securities exchange and secondary trading may be limited	The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants easily. If there is a secondary market for the warrants, it is possible that only one market participant will participate in such market, and, therefore, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which such market participant is willing to transact.

The costs of issuing, selling, structuring and hedging the warrants cause the estimated value of the warrants to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers may be willing to purchase the warrants in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect the bid-offer spread that market participants would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the warrants in the original issue price makes the economic terms of the warrants less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the warrants is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of warrants, our models may yield a higher estimated value of the warrants than those generated by others, including other dealers in the market, if they attempted to value the warrants. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers would be willing to purchase your warrants in the secondary market (if any exists) at any time. The value of your warrants at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including changes in market conditions. See also “The value of the warrants will be influenced by many unpredictable factors” above.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the warrants	As calculation agent for the warrants, MS & Co. will determine the initial basket component levels, the multipliers, the final basket level, the basket percent change and whether to make any adjustments to the adjustment factor for a basket component to reflect certain corporate and other events, and will calculate the cash settlement amount you will receive on the cash settlement date, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the final basket value in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you on the cash settlement date, if any. For further information regarding these types of determinations, see “Description of the Warrants—Closing Price,” “—Expiration Date,” “—Antidilution Adjustments,” “—Calculation Agent” and “—Market Disruption Event” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the warrants on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the warrants	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the warrants (and to other instruments linked to the basket components), including trading in the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the expiration date approaches. Some of our affiliates also trade the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to July 14, 2022 could potentially increase the initial basket component levels of the basket components, and, therefore, the price above which the basket components must close on the expiration date so that you do not lose your entire initial investment in the warrants. Additionally, such hedging or trading activities during the term of the warrants could adversely affect the basket component closing levels on the expiration date, and, accordingly, the amount of cash an investor will receive on the cash settlement date, if any.

Risks Relating to the Basket Components

Changes in the values of some basket components may offset changes in the values of the others	Value movements in the basket components may not correlate with each other. At a time when the value of one or more basket components increases, the values of the other basket components may not increase as much, or may even decrease in value. Therefore, in calculating the final basket level on the expiration date, the increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or decreases in the value of the other basket components. For further information on each of the basket components, please see the section of this pricing supplement entitled “Description of the Warrants—Historical Information” as well as Annex A to this pricing supplement.
You can review the historical closing prices

for each of the basket components in Annex A. You cannot predict the future performance of any basket component, or whether increases in the value of any one basket component will be offset by decreases in the values of any other basket components, based on the historical information included in this pricing supplement.

Stock prices are volatile	The trading prices of stocks can be volatile. Fluctuations in the trading prices of the basket components may result in a significant disparity between the prices of the basket components on the expiration date and the overall performance of the basket components over the term of the warrants.

We are not affiliated with the issuers of the basket components	We are not affiliated with any of the basket component issuers and the basket component issuers are not involved with this offering in any way. Consequently, we have no ability to control the actions of the basket component issuers, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factors of the basket components. The basket component issuers have no obligation to consider your interests as an investor in the warrants in taking any corporate actions that might affect the value of your warrants. None of the money you pay for the warrants will go to the basket component issuers.

We may engage in business with or involving one or more of the issuers of the basket components without regard to your interests	We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket components without regard to your interests, including extending loans to, or making equity investments in, one or more of the basket component issuers or their affiliates or subsidiaries, or providing advisory services to one or more of the basket component issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the basket component issuers. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket components. These research reports may or may not recommend that investors buy or hold the basket components. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the basket component issuers in our research reports.

The closing prices of the basket components may come to be based on the values of the stocks of companies other than the issuers of the basket components	Following certain corporate events relating to a basket component, such as a stock-for-stock merger where the basket component is not the surviving entity, you will receive at expiration an amount based on the closing price of the stock of a successor corporation to the issuer of the basket component. Following certain other corporate events relating to a basket component, such as a merger event where holders of the basket component would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket component, the value of such cash consideration will be reallocated to the other, unaffected basket components. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this document called “Terms of the Warrants—Adjustments to the adjustment factors.” You should read this section in order to understand these and other adjustments that may be made to your warrants.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the basket components	MS & Co., as calculation agent, will adjust the adjustment factor for a basket component for certain events affecting the basket component, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket component, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket components. For example, the calculation agent is not required to make any adjustments if the issuer of a basket component or anyone else makes a partial tender or partial exchange offer for that basket component. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the warrants may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the warrants.

DESCRIPTION OF THE WARRANTS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Warrant” refers to each $258.25 Premium Amount of our 3,400 Call Warrants Due July 18, 2024 Based on the Value of an Equally Weighted Basket of Four Stocks.

Number of Warrants	3,400

Aggregate Premium Amount	$878,050

Aggregate Notional Amount	$3,400,000

Pricing Date	July 21, 2022

Original Issue Date (Settlement Date)	July 26, 2022 (3 Business Days after the Pricing Date)

Cash Settlement Date	July 18, 2024, subject to extension as described in the following paragraph.

If the Expiration Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Cash Settlement Date, the Cash Settlement Date will be postponed to the second Business Day following the Expiration Date as postponed. See “––Expiration Date” below.

Issue Price	100% ($258.25 per Warrant)

Premium Amount	$258.25 per Warrant

Denominations	$258.25 and integral multiples thereof

Notional Amount	$1,000 per Warrant

CUSIP Number	61774B705

ISIN	US61774B7055

Specified Currency	U.S. dollars

Exercise of Warrants;

Cash Settlement Amount	The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:

(i) if the Final Basket Level is greater than the Initial Basket Level, the Warrants will be automatically exercised on the Expiration Date. On the Cash Settlement Date, upon delivery of the Warrants to the Warrant Agent, we will pay with respect to the $258.25 Premium Amount of each Warrant an amount in cash, as determined by the Calculation Agent, equal to the product of (x) the Notional Amount and (y) the Basket Percent Change, subject to the Maximum Cash Settlement Amount, or

(ii) if the Final Basket Level is less than or equal to the Initial Basket Level, the Warrants will expire worthless and the Cash Settlement Amount will be $0.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Warrant Agent and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $258.25 Premium Amount of each

Warrant, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Cash Settlement Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Warrants to the Warrant Agent for delivery to DTC, as holder of the Warrants, on or prior to the Cash Settlement Date. We expect such amount of cash will be distributed to investors on the Cash Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket	The Basket is composed of the common stocks of four companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each Basket Component, the weighting of each Basket Component, the Initial Basket Component Level for such Basket Component and the Multiplier for such Basket Component.

Basket Component	Bloomberg Ticker Symbol	Basket Component Weighting	Initial Basket Component Level	Multiplier
Common stock of APA Corporation	APA	25%	$31.58	0.791640279
Common stock of Comstock Resources, Inc.	CRK	25%	$12.09	2.067824648
Common stock of Chord Energy Corporation	CHRD	25%	$107.49	0.232579775
Common stock of Murphy Oil Corporation	MUR	25%	$27.00	0.925925926

Basket Percent Change	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, as described by the following formula:

Basket Percent Change	=	Final Basket Level – Initial Basket Level
Initial Basket Level

Initial Basket Level	100, which is equal to the sum of the products of the Initial Basket Component Level of each of the Basket Components, as set forth under “Basket—Initial Basket Component Level” above, and the applicable Multiplier for each of the Basket Components.

Final Basket Level	The sum of the products of (i) the Basket Component Closing Level of each of the Basket Components and (ii) the applicable Multiplier for such Basket Component on the Expiration Date, as determined by the Calculation Agent.

Basket Component Closing Level	For each Basket Component, the Closing Price of such Basket Component times the Adjustment Factor for such Basket Component on the relevant date, as determined by the Calculation Agent.

Multiplier	The Multiplier for each Basket Component, set forth above under “Basket—Multiplier,” was set based on such Basket Component’s respective Initial Basket Component Level, so that each Basket Component represents its applicable Basket Component weighting in the predetermined Initial Basket Level. Each Multiplier will remain constant for the term of the Warrants.

Maximum Cash Settlement Amount	$850 per Warrant

Closing Price	The Closing Price for each Basket Component (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i) if such Basket Component (or any such other security) is listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Basket Component (or any such other security) is listed,

(ii) if such Basket Component (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii) if such Basket Component (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for such Basket Component.

If such Basket Component (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Component (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Basket Component (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Basket Component (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Component (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley and Co. LLC and its successors (“MS &Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such Closing Price for such Basket Component will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Expiration Date	July 15, 2024, subject to postponement for non-Trading Days or Market Disruption Events as described in the following paragraph.

If a Market Disruption Event with respect to any Basket Component occurs on the scheduled Expiration Date, or if the Expiration Date is not a Trading Day with respect to any Basket Component, the Closing Price for that Basket Component only for such date shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Basket Component Closing Level of such Basket Component shall not be determined on a date later than the fifth scheduled Trading Day after the scheduled Expiration Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Closing Price of such Basket Component on such date using the method described in the third, fourth and fifth sentences of “Closing Price” above.

Adjustment Factor	With respect to each Basket Component, 1.0, subject to adjustment in the event of certain events affecting such Basket Component. See “Antidilution Adjustments” below.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day	With respect to any Basket Component, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The Nasdaq Stock Market LLC (the “Nasdaq”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Antidilution Adjustments	The Adjustment Factor with respect to a Basket Component will be adjusted as follows:

1.       If a Basket Component is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Component.

2.       If a Basket Component is subject (i) to a stock dividend (issuance of additional shares of such Basket Component) that is given ratably to all holders of shares of such Basket Component or (ii) to a distribution of such Basket Component as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Component, then once the dividend has become effective and such Basket Component is trading ex-dividend, the Adjustment Factor for such Basket Component will be adjusted so that the new Adjustment Factor for such Basket Component will equal the prior Adjustment Factor for such

Basket Component plus the product of (i) the number of shares issued with respect to one share of such Basket Component and (ii) the prior Adjustment Factor for such Basket Component.

3.       If a Basket Component issuer issues rights or warrants to all holders of a Basket Component to subscribe for or purchase such Basket Component at an exercise price per share less than the Closing Price of such Basket Component on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the Expiration Date of the Warrants, then the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and a fraction, the numerator of which will be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component which the aggregate offering price of the total number of shares of such Basket Component so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.       There will be no required adjustments to the Adjustment Factors to reflect cash dividends or other distributions paid with respect to any Basket Component other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Component will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Component by an amount equal to at least 10% of the Closing Price of such Basket Component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Component on the primary U.S. organized securities exchange or trading system on which such Basket Component is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Component, the Adjustment Factor with respect to such Basket Component will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.

If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor of such Affected Basket Component (as defined below), the amount payable on the Expiration Date will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Components as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Component will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Component or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Component described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.       Any of the following will constitute a Reorganization Event: (i) a Basket Component is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Component, (ii) a Basket Component issuer or any surviving entity or subsequent surviving entity of the issuer of such Basket Component (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) a Basket Component issuer or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) a Basket Component issuer is liquidated, (v) a Basket Component issuer issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Component (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) a Basket Component issuer or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Component. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Component receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Component and/or any for any New Stock (as defined below) on the Expiration Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a)       if such Basket Component continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on the Expiration Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)       for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Component, the number of shares of the New Stock received with respect to one share of the Basket Component multiplied by the Adjustment Factor in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to the Expiration Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c)       for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)       if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Component, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Component is less than 25% of the Closing Price of the Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Component, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Component and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Component or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii)       if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Component is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Adjustment Factor of each Basket Component (each an “Unaffected Basket Component”) other than the Basket Component affected by such Reference Basket Event (the “Affected Basket Component”) shall equal (A) the then current Adjustment Factor for such Unaffected Basket

Component plus (B) (i) the amount of cash received per share of the Affected Basket Component times the applicable Adjustment Factor for such Affected Basket Component on the date of such Reference Basket Event times (ii) a fraction, the numerator of which is the Adjustment Factor of such Unaffected Basket Component as of the Trading Day immediately following the day on which a holder of the Affected Basket Component receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Components and the corresponding Adjustment Factor of such Unaffected Basket Component, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Components pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Final Basket Level on the Expiration Date determined by the Calculation Agent will be the sum of an amount equal to:

(x)       if applicable, the Closing Price of each Basket Component times the Adjustment Factor then in effect for such Basket Component; and

(y)       if applicable, the Closing Price of each New Stock times the New Stock Adjustment Factor then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Component” under “—Closing Price” and “—Market Disruption Event” will be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Component” will be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Component will be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Component is no longer available for a Basket Component for whatever reason, including the liquidation of the issuer of such Basket Component or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Component will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Component.

No adjustment to any Adjustment Factor for any Basket Component (including for this purpose, any New Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor of such Basket Component then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Antidilution Adjustments will be made up to and including the Expiration Date.

No adjustments to the Adjustment Factor for any Basket Component or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Component, including, without limitation, a partial tender or exchange offer for a Basket Component.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor for a Basket Component, any New Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factors, or to the method of calculating the Final Basket Level on the Expiration Date made pursuant to paragraph 5 above, upon written request by any investor in the Warrants.

Book Entry Security or

Certificated Security	Book Entry. The Warrants will be issued in the form of one or more fully registered global warrants, which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Warrants. Your beneficial interest in the Warrants will be evidenced solely by entries on the books of the Warrants intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the

Warrants, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry warrants, please read “Forms of Securities—The Depositary,” “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “Securities Offered on a Global Basis Through the Depositary—Global Clearance and Settlement Procedures” in the accompanying prospectus.

Warrant Agent	The Bank of New York Mellon, a New York banking corporation

Agents	Stifel Nicolaus & Co., which will be primarily responsible for managing the offering of the Warrants to its clients/investors, and Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Warrant Agent and us.

All calculations with respect to the Cash Settlement Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Warrant, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Level. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to any Basket Component:

(i)       the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Basket Component on the primary market for such Basket Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Component as a result of which the reported trading prices for such Basket Component during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c) the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Component, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Warrants.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in options contracts on any Basket Component will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Component by the primary securities market trading in such options by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Component and (4) a “suspension, absence or material limitation of trading” on the primary market on which options contracts related to any Basket Component are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Historical Information	For further information on each of the Basket Components, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for (i) the common stock of APA Corporation from January 1, 2017 through July 14, 2022, (ii) the common stock of Comstock Resources, Inc. from January 1, 2017 through July 14, 2022, (iii) the common stock of Chord Energy Corporation from November 20, 2020 through July 14, 2022 and (iv) the common stock of Murphy Oil Corporation from January 1, 2017 through July 14, 2022. Annex A also contains a graph illustrating the performance of the Basket from November 20, 2020 through July 14, 2022, assuming the Basket Components are weighted as set forth herein and that the value of the Basket on November 20, 2020 was 100. We obtained the information in the tables and graph included in Annex A from Bloomberg Financial Markets without independent verification.

Use of Proceeds and Hedging	The proceeds from the sale of the Warrants will be used by us for general corporate purposes. We will receive, in aggregate, $258.25 per Warrant issued, because, when we enter into hedging transactions in order to meet our obligations under the Warrants, our hedging counterparty will reimburse the cost of the Agents’ commissions. The costs of the Warrants borne by you and described beginning on PS-2 above comprise the Agents’ commissions and the cost of issuing, structuring and hedging the Warrants. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to July 14, 2022, we will hedge our anticipated exposure in connection with the Warrants by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Basket Component Levels of the Basket Components, and therefore could increase the prices above which the Basket Components must close on the Expiration Date so that you do not lose your entire initial investment in the Warrants. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Warrants by purchasing and selling the Basket Components listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Expiration Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Expiration Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components, and, therefore, adversely affect the value of the Warrants or the payment you will receive on the Cash Settlement Date, if any.

Governing Law	The Warrants are governed by, and construed in accordance with, the laws of the State of New York.

In the event MSFL or Morgan Stanley becomes subject to a proceeding under the Federal Deposit Insurance Act or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together, the “U.S. Special Resolution Regimes”), the transfer of the Warrants, the Warrant Agreement and the related Morgan Stanley guarantee (together, the “Relevant Agreements”), and any interest and obligation in or under the Relevant Agreements, from MSFL or Morgan Stanley, respectively, will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Relevant Agreements, and any interest and obligation in or under the Relevant Agreements, were governed by the laws of the United States or a state of the United States. In the event MSFL or Morgan Stanley, or any of their affiliates, becomes subject to a U.S. Special Resolution Regime, default rights against MSFL or Morgan Stanley with respect to the Relevant Agreements are permitted to be exercised to no greater extent than such default rights could be exercised under such U.S. Special Resolution Regime if the Relevant Agreements were governed by the laws of the United States or a state of the United States.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	Stifel Nicolaus & Co. will be primarily responsible for managing the offering of the Warrants to its clients/investors pursuant to an agreement with Morgan Stanley & Co. LLC. Morgan Stanley & Co. LLC, one of the Agents for this offering, is an affiliate of the issuer. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Warrants	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Warrants offered by this pricing supplement have been executed and issued by MSFL, countersigned by the Warrant Agent pursuant to the Warrant Agreement (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Warrants will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the (i) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Warrant Agreement that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the Warrant Agent’s authorization, execution and delivery of the MSFL Warrant Agreement and its countersignature to the Warrants and the validity, binding nature and enforceability of the MSFL Warrant Agreement with respect to the Warrant Agent, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

United States Federal Taxation	In the opinion of Davis Polk & Wardwell LLP, under current law, each Warrant should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Warrants is respected, a U.S. Holder should not be required to recognize taxable income over the term of the Warrants prior to settlement, other than pursuant to a sale or exchange. Any gain or loss recognized upon sale, exchange, lapse or settlement of the Warrants should generally be long-term capital gain or loss if the U.S. Holder has held the Warrants for more than one year at such time, and short-term capital gain or loss otherwise. For a detailed discussion of the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the Warrants, U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Warrants” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.”

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Warrants do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Warrants should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Warrants.

If you are a Non-U.S. Holder, please read the section of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. investors considering an investment in the Warrants should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants, and any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Warrants.

Annex A

Price and Historical Information for Basket Components

The following tables set forth the published high and low closing prices for (i) the common stock of APA Corporation from January 1, 2017 through July 14, 2022, (ii) the common stock of Comstock Resources, Inc. from January 1, 2017 through July 14, 2022, (iii) the common stock of Chord Energy Corporation from November 20, 2020 through July 14, 2022 and (iv) the common stock of Murphy Oil Corporation from January 1, 2017 through July 14, 2022. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification. The graph below illustrates the performance of the basket from November 20, 2020 through July 14, 2022, assuming the basket components are weighted as set forth herein and that the value of the basket on November 20, 2020 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the basket components and the effect of the offset and/or correlation among the basket components during the same period.

The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the price of any of the basket components on the expiration date. We cannot give you any assurance that the final basket level will be sufficiently greater than the initial basket level to offset the premium amount.

Each basket component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the issuer of each basket component pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number for such issuer through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding each issuer may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the issuer of any basket component is accurate or complete.

APA Corporation is an energy company that, through its subsidiaries, explores for, develops and produces natural gas, crude oil and natural gas liquids. On March 1, 2021, Apache Corporation completed a holding company reorganization, pursuant to which, Apache Corporation became a direct, wholly owned subsidiary of APA Corporation, and all of Apache Corporation’s outstanding shares were automatically converted into equivalent corresponding shares of APA Corporation. Pursuant to this reorganization, APA Corporation became the successor issuer to Apache Corporation and replaced Apache Corporation as the public company trading on the Nasdaq Global Select Market under the ticker symbol “APA.” Its Securities and Exchange Commission file number is 001-04300.

			Comstock Resources, Inc. is an independent natural gas producer operating primarily in the Haynesville shale, a natural gas basin located in North Louisiana and East Texas. Its Securities and Exchange Commission file number is 001-03262.
Common Stock of APA Corporation	High ($)	Low ($)	Common Stock of Comstock Resources, Inc.	High ($)	Low ($)
(CUSIP 03743Q108)			(CUSIP 205768302)
2017			2017
First Quarter	63.78	49.41	First Quarter	13.07	8.15
Second Quarter	53.99	45.63	Second Quarter	9.97	5.59
Third Quarter	50.22	38.37	Third Quarter	7.36	5.93
Fourth Quarter	45.85	39.42	Fourth Quarter	8.46	4.14
2018			2018
First Quarter	48.12	34.15	First Quarter	10.49	6.64
Second Quarter	46.75	37.90	Second Quarter	11.50	4.58
Third Quarter	48.61	41.98	Third Quarter	12.02	7.42
Fourth Quarter	49.30	25.40	Fourth Quarter	9.14	4.25
2019			2019
First Quarter	36.08	27.11	First Quarter	7.49	5.24
Second Quarter	37.09	26.07	Second Quarter	7.17	4.34
Third Quarter	29.20	19.93	Third Quarter	10.16	5.15
Fourth Quarter	26.53	18.38	Fourth Quarter	8.23	6.35
2020			2020
First Quarter	33.59	4.11	First Quarter	8.19	4.16
Second Quarter	17.73	4.02	Second Quarter	8.11	4.10
Third Quarter	16.28	9.47	Third Quarter	6.47	4.31
Fourth Quarter	16.50	7.79	Fourth Quarter	6.13	4.27
2021			2021
First Quarter	23.25	14.28	First Quarter	6.24	4.53
Second Quarter	23.52	17.00	Second Quarter	6.79	4.78
Third Quarter	23.26	16.00	Third Quarter	10.35	5.15
Fourth Quarter	30.66	21.80	Fourth Quarter	10.90	7.47
2022			2022
First Quarter	41.53	28.06	First Quarter	13.12	7.14
Second Quarter	51.39	34.90	Second Quarter	21.48	12.08
Third Quarter (through July 14, 2022)	35.35	31.58	Third Quarter (through July 14, 2022)	12.76	11.14

Chord Energy Corporation is a U.S. oil producer formed on July 1, 2022, upon the completion of a merger between Oasis Petroleum Inc. (“Oasis”) and Whiting Petroleum Corporation. On July 5, 2022, Chord Energy Corporation began trading on the Nasdaq under the new name and new ticker symbol “CHRD.” Prior to the merger, on September 30, 2020, Oasis and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. On November 10, 2020, the Chapter 11 reorganization plan of Oasis was confirmed and on November 19, 2020, Oasis emerged from bankruptcy. Chord Energy Corporation’s Securities and Exchange Commission file number is 001-34776.

			Murphy Oil Corporation produces crude oil, natural gas and natural gas liquids primarily in the U.S. and Canada and explores for crude oil, natural gas and natural gas liquids in targeted areas worldwide. Its Securities and Exchange Commission file number is 001-8590.
Common Stock of Oasis Petroleum Inc. / Common Stock of Chord Energy Corporation	High ($)	Low ($)	Common Stock of Murphy Oil Corporation	High ($)	Low ($)
(CUSIP 674215207)			(CUSIP 626717102)
2020			2017
Fourth Quarter (from November 20, 2020)	39.23	31.00	First Quarter	32.18	25.76
2021			Second Quarter	28.71	24.06
First Quarter	63.83	37.37	Third Quarter	27.43	22.63
Second Quarter	102.97	61.20	Fourth Quarter	31.98	25.02
Third Quarter	106.72	80.51	2018
Fourth Quarter	132.16	99.70	First Quarter	34.95	24.72
2022			Second Quarter	35.07	25.14
First Quarter	154.70	122.50	Third Quarter	34.21	29.46
Second Quarter	178.19	121.65	Fourth Quarter	35.78	22.16
Third Quarter (through July 14, 2022)	111.00	100.32	2019
			First Quarter	30.97	24.07
			Second Quarter	29.63	23.13
			Third Quarter	24.98	17.40
			Fourth Quarter	26.80	18.66
			2020
			First Quarter	28.00	4.68
			Second Quarter	18.34	5.60
			Third Quarter	15.49	8.71
			Fourth Quarter	13.61	7.04
			2021
			First Quarter	20.22	12.10
			Second Quarter	25.53	15.66
			Third Quarter	24.98	19.04
			Fourth Quarter	30.59	24.23
			2022
			First Quarter	43.15	27.67
			Second Quarter	45.32	30.19
			Third Quarter (through July 14, 2022)	30.39	27.00

Historical Performance of the Basket

November 20, 2020 to July 14, 2022